EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement''), dated as of December 29, 2014 (the “Effective Date") is made and entered into by and between the KonaRed Corporation, a Nevada corporation (the "Company"), and John Dawe (the "Executive").

WITNESSETH:

                   WHEREAS, the Executive is currently employed as the Company's Chief Financial Officer and Secretary and Treasurer and is expected to make major contributions to the short and long term profitability, growth and financial strength of the Company;

                   WHEREAS, the Company has determined that appropriate arrangements should be taken to encourage the continued attention and dedication of the Executive to his assigned duties without distraction; and

                   WHEREAS, in consideration of the Executive's employment with the Company, the Company desires to provide the Executive with certain compensation and benefits as set forth in this Agreement in order to ameliorate the financial and career impact on the Executive in the event the Executive' s employment with the Company is terminated for a reason related to, or unrelated to, a Change in Control (as defined below) of the Company.

                   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the Company and the Executive agree as follows:

                   l.        Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

                                 (a)        "Annual Base Salary" means the Executive's annual base salary rate, exclusive of bonuses, commissions and other incentive pay, as in effect immediately preceding Executive's Termination Date. As of the Effective Date, Executive's Annual Base Salary is $125,000 to be paid in equal monthly instalments in cash. The Executive will also be granted a bonus of 100% of base salary per annum (the "Standard Bonus") which is to be paid, subject to the Company having an average daily cash balance in excess of $250,000 during the three business days (the "Measurement Period") leading up to the relevant quarterly bonus payment date, in quarterly cash payments; or if the Company's average cash balance is less than $250,000 during the Measurement Period prior to the relevant quarterly bonus payment date, in quarterly payments in the form of S-8 Registered common shares of the Company. The amount of each quarterly shares payment to be calculated based on the average closing market price of the 20 trading days prior to the final date of each quarter.

                                (b)        "Board" means the Board of Directors of the Company.

                                 (c)        "Compensation Committee" means the Compensation Committee of the Board of Directors, comprised of the Board's Independent Directors.

                                 (d)        "Cause" means:

                                        (i)        an intentional tort (excluding any tort relating to a motor vehicle) which causes substantial loss, damage or injury to the property or reputation of the Company or its subsidiaries;

                                        (ii)        any serious crime or intentional, material act of fraud or dishonesty against the Company;

                                        (iii)        the commission of a felony that results in other than immaterial harm to the Company's business or to the reputation of the Company or Executive;

                                        (iv)        habitual neglect of Executive's reasonable duties (for a reason other than illness or incapacity) which is not cured within ten (10) days after written notice thereof by the Board to the Executive;

                                         (v)        the disregard of written, material policies of the Company or its subsidiaries which causes other than immaterial loss, damage or injury to the property or reputation of the Company or its subsidiaries which is not cured within ten (10) days after written notice thereof by the Board to the Executive; or

                                        (vi)        any material breach of the Executive's ongoing obligation not to disclose confidential information and not to assign intellectual property developed during employment which, if capable of being cured, is not cured within ten (10) days after written notice thereof by the Board to the Executive.

                                 (e)        "Change in Control" means:

                                        (i)        any person or entity becoming the beneficial owner, directly or indirectly, of securities of the Company representing thirty five (35%) percent of the total voting power of all its then outstanding voting securities;

                                        (ii)        a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation;

                                        (iii)        a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company; or

                                        (iv)        individuals who, as of the date of the signing of this Agreement, constitute the Board of Directors (the ''Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date of the signing of this Agreement, whose election, or nomination for election by the Company stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

                                 (f)        "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

                                 (g)        "Disability" means (i) the Executive has been incapacitated by bodily injury, illness or disease so as to be prevented thereby from engaging in the performance of the Executive' s duties (provided, however, that the Company acknowledges its obligations to provide reasonable accommodation to the extent required by applicable law); (ii) such total incapacity shall have continued for a period of six (6) consecutive months; and (iii) such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of the Executive's life.

                                 (h)        "Good Reason Termination" means:

                                        (i)        a material diminution in the Executive' s base compensation (comprised of Annual Base Salary plus Standard Bonus) or Target Bonus (if Target Bonuses are then implemented) below the amount as of the date of this Agreement or as increased during the course of his employment with the Company, excluding one or more reductions (totaling no more than 20% in the aggregate) generally applicable to all senior executives provided, however, that such exclusion shall not apply if the material diminution in the Executive's base compensation occurs within: (A) 60 days prior to the consummation of a Change in Control where such Change in Control was under consideration at the time of Executive's Termination Date; or (B) twelve (12) months after the date upon which such a Change in Control occurs;

                                        (ii)        a material diminution in the Executive's authority, duties or responsibilities;

                                        (iii)        a requirement that the Executive report to a corporate officer or employee of the Company instead of reporting directly to the Board (or if the corporate structure of the Company changes to a structure wherein the Company has a parent corporation, a requirement that the Executive report to any individual or entity other than the board of the ultimate parent corporation of the Company);

                                        (iv)        a material diminution in the budget over which the Executive retains authority;

                                        {v)        a material change in the geographic location at which the Executive must perform services; or

                                        (vi)        any action or inaction that constitutes a material breach by the Company of this Agreement; provided, however, that for the Executive to be able to terminate his employment with the Company on account of Good Reason he must provide notice of the occurrence of the event constituting Good Reason and his desire to terminate his employment with the Company on account of such within ninety (90) days following the initial existence of the condition constituting Good Reason, and the Company must have a period of thirty (30) days following receipt of such notice to cure the condition. If the Company does not cure the event constituting Good Reason within such thirty (30) day period, the Executive's Termination Date shall be the day immediately following the end of such thirty (30) day period, unless the Company provides for an earlier Termination Date.

                                 (i)        "Target Bonus" means any Target Bonus based on any Target Bonus system which may be established subsequent to the start date of this Agreement.

                                 (j)        "Termination Date" means the last day of Executive's employment with the Company.

                                 (k)        "Termination of Employment" means the termination of Executive's active employment relationship with the Company.

                   2.        Compensation. Executive shall receive an Annual Base Salary of $125,000 a year, payable in cash instalments of $10,417 per month; plus the Standard Bonus of $100,000 to be paid, subject to the Company having an average daily cash balance in excess of $250,000 during the Measurement Period leading up to the relevant quarterly bonus payment date, in quarterly cash payments of $25,000 per quarter; or if the Company's average cash balance is less than $250,000 during the Measurement Period prior to the relevant quarterly bonus payment date, in the form of S-8 Registered common shares of the Company payable in instalments of $25,000 per quarter with the amount of each quarterly shares payment to be calculated based on the average of the 20 trading days prior to the final date of each quarter. The cash component of the Annual Base Salary shall be payable in accordance with the customary payroll practices of the Company which are monthly, but may be adjusted by the Company to a frequency less than monthly. Any share payments shall be paid no later than 30 calendar days following each quarter end. From time to time during the Term, the Company will review the Annual Base Salary and may make such upward adjustments, if any, but not downward, in its sole discretion it determines to be appropriate in light of the performance of the Executive. Executive also participates in the Company's Target Bonus Plan (if a Target Bonus system is then implemented) and Strategic Bonus Plan, both outlined in Exhibit A. The first monthly cash payment for the Executive's Annual Compensation Plan will be due on the first day of the month following execution of this agreement (the "Start Date") and will be in effect for 12 months, including the month of the Start Date, and be re-negotiated during the last month of this annual term prior to expiration.

                   3.        Benefits.

                                 (a)        The Company agrees to reimburse Executive for all reasonable out-of- pocket business expenses, which the Executive deems appropriate for particular business circumstances, incurred by Executive in the normal course of business in connection with the performance of Executive's duties under this Agreement in accordance with the Company's policy as it may be amended from time to time. The Company shall make such reimbursements within a reasonable amount of time after submission by Executive of vouchers, receipts, credit card bills or other documentation in accordance with the Company's then applicable policies and procedures.

                                  (b)        Executive shall be entitled to a phone or phone allowance from the Company at the Company's discretion for use by Executive in carrying out the duties hereunder, and for such personal use as permitted by the Company at the Company's discretion.

                                 (c)        With the exclusion of Medical Health Insurance, Executive shall be entitled to participate in any and all disability insurance, pension and other benefit plans which are made generally available by the Company.

                                  (d)        Executive shall be entitled to twenty one (21) business days paid vacation per annum at a time or times to be determined in consultation with the Board; and unused vacation days may be carried forward to the next year of the employment, but not accrued into the second following year.

                                 (e)        Executive shall be entitled to five (5) business days paid personal/sick leave per annum, and must provide notice to the Company of each day missed no later than on the day Executive takes said personal/sick leave day.

                   4.        Termination Unrelated to a Change in Control.

                                 (a)        Involuntary Termination Unrelated to a Change in Control. In the event of: (i) an involuntary termination of Executive's employment by the Company for any reason other than Cause, death or Disability, or (ii) Executive's resignation for Good Reason, and if Section 5 does not apply, Executive shall be entitled to the benefits provided in subsection (b) of this Section 4.

                                 (b)        Compensation Upon Termination Unrelated to a Change in Control. Subject to the provisions of Section 4 hereof, in the event a termination described in subsection (a) of this Section 4 occurs, the Company shall provide Executive with the following, provided that Executive executes and does not revoke the Release (as defined in Section 25):

                                        (i)        1.5 times the sum of [Annual Base Salary, plus Standard Bonus, plus Target Bonus (if a Target Bonus system is then implemented)], paid in a single lump sum cash payment on, or prior to, the sixtieth (60th) day following Executive's Termination Date. (For purposes of this subsection (i), Annual Base Salary will mean the largest among the following: Executive's annual base salary immediately prior to: (A) Executive' s Termination Date; or (B) Executive's base salary after any reduction of Executive's base salary described in the first clause of subsection (i) in the definition of Good Reason. For purposes of this subsection (i), Target Bonus (if a Target Bonus system is then implemented) will mean the largest among the following: Executive's Target Bonus (if a Target Bonus system is then implemented) immediately prior to: (A) Executive's Termination Date; or (B) Target Bonus (if a Target Bonus system is then implemented) after any reduction of Executive's Target Bonus (if a Target Bonus system is then implemented) described in the first clause of subsection (i) in the definition of Good Reason.)

                                        (ii)        Employee acknowledges he and his family receive medical coverage under the Canadian medical health care insurance system and does not require medical insurance coverage provided by the Company and that COBRA provisions do not apply.

                                        (iii)        With respect to any outstanding Company stock options held by the Executive as of his Termination Date that are not vested and exercisable as of such date, the Company shall accelerate the vesting of that portion of the Executive's stock options, if any, which would have vested and become exercisable within the eighteen (18) month period after the Executive' s Termination Date, such options (as well as any outstanding stock options that previously became vested and exercisable) to remain exercisable, via a cashless exercise or by regular exercise, notwithstanding anything in any other agreement governing such options, until the earlier of: (A) a period of one year after the Executive' s Termination Date; or (B) the original term of the option.

Except as provided in this Section 4(b)(iii) and in Section 5(b)(iii) below, any portion of Executive's outstanding stock options that are not vested and exercisable as of Executive's Termination Date shall terminate.

                                        (iv)        Executive shall receive any amounts earned, accrued or owing but not yet paid to Executive as of his Termination Date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

                   5.        Termination Related to a Change in Control.

                                 (a)        Involuntary Termination Relating to a Change in Control. In the event Executive's employment is terminated on account of: (i) an involuntary termination by the Company for any reason other than Cause, death or Disability; or (ii) the Executive voluntarily terminates employment with the Company on account of a resignation for Good Reason, in either case that occurs: (x) at the same time as, or within the twelve (12) month period following, the consummation of a Change in Control, or (y) within the sixty (60) day period prior to the date of a Change in Control where the Change in Control was under consideration at the time of Executive's Termination Date, then Executive shall be entitled to the benefits provided in subsection (b) of this Section 5.

(b) Compensation Upon Involuntary Termination Relating to a Change in Control. Subject to the provisions of Section 5 hereof, in the event a termination described in subsection (a) of this Section 5 occurs, the Company shall provide that the following be paid to the Executive after his Termination Date, provided that Executive executes and does not revoke the Release:

                                         (i)         2.0 times the sum of [Annual Base Salary, plus Standard Bonus, plus Target Bonus (if a Target Bonus system is then implemented)], paid in a single lump sum cash payment on, or prior to, the sixtieth (60th) day following Executive's Termination Date. Notwithstanding the foregoing, to the extent Executive is entitled to receive the severance benefit payable pursuant to Section 4(b)(i) as a result of a qualifying termination prior to a Change in Control and then becomes entitled to receive the severance benefit payable pursuant to this Section 5 as a result of the Change in Control that was considered at the time of Executive's Termination Date becoming consummated within sixty (60) days following Executive's Termination Date, Executive shall not receive the Severance benefit payable pursuant to Section 4(b)(i) of this Agreement, but instead shall receive the severance benefit payable pursuant to this Section 5(b)(i) on, or prior to, the sixtieth (60th) day following Executive's Termination Date. (For purposes of this subsection (i), Annual Base Salary will mean the largest among the following: (A) Executive's annual base salary immediately prior to Executive's Termination Date, (B) Executive's base salary after any reduction of Executive's base salary described in the first clause of subsection (i) in the definition of Good Reason, or (C) Executive's base salary immediately prior to the Change in Control. For purposes of this subsection: (i), Target Bonus (if a Target Bonus system is then implemented) will mean the largest among the following: Executive's Target Bonus (if a Target Bonus system is then implemented): (A) immediately prior to Executive's Termination Date, (B) immediately prior to any reduction of Executive's Target Bonus (if a Target Bonus system is then implemented) described in the first clause of subsection (i) in the definition of Good Reason, (C) immediately prior to the Change in Control, or (D) for the fiscal year preceding the year in which the Change in Control took place.)

                                        (ii)        Employee acknowledges he and his family receive medical coverage under the Canadian medical health care insurance system and does not require medical insurance coverage provided by the Company and that COBRA provisions do not apply.

                                        (iii)        With respect to any outstanding Company stock options held by the Executive as of his Termination Date, the Company shall fully accelerate the vesting and exercisability of such stock options, so that all such stock options shall be fully vested and exercisable as of Executive's Termination Date, such options (as well as any outstanding stock options that previously became vested and exercisable) to remain exercisable, via a cashless exercise or by regular exercise, notwithstanding anything in any other agreement governing such options, until the earlier of: (A) a period of one year after the Executive's Termination Date; or (B) the original term of the option. Notwithstanding the foregoing, to the extent Executive is entitled to receive the vesting and exercisability acceleration provided pursuant to Section 4(b)(iii) of the Agreement as a result of a qualifying termination prior to a Change in Control, if Executive becomes entitled to receive the severance benefits payable pursuant to this Section 5 as a result of the Change in Control that was considered at the time of Executive's Termination Date becoming consummated within sixty (60) days following Executive's Termination Date, any outstanding stock options that did not become vested and exercisable pursuant to Section 4(b)(iii) shall become vested and exercisable as of the date of the Change in Control; provided, however, if a Change in Control does not occur within sixty (60) days following Executive's Termination Date, the portion of any stock options held by Executive that did not become vested and exercisable pursuant to Section 4(b)(iii), but did become vested and exercisable pursuant to this Section 5(b)(iii), shall terminate as of the sixtieth (60th) day following Executive' s Termination Date or the end of the term, if earlier.

                                        (iv)        Executive shall receive any amounts earned, accrued or owing but not yet paid to Executive as of his Termination Date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

                   6.        Change in Control which does not result in Termination. In the event Executive is not terminated as the result of a Change In Control and remains employed by the Company, as of the date of a Change in Control any stock options issued to Executive that are were yet vested and exercisable prior to the Change of Control, shall become fully vested and exercisable as of the date of the Change in Control if the acquirer does not agree to assume or substitute, on equivalent or better terms, an equivalent or increased quantity of stock options for such prior stock options which were not yet vested and exercisable.

                   7.        Termination of Employment on Account of Disability, Death, Cause or Voluntarily Without Good Reason.

                                  (a)        Termination on Account of Disability. Notwithstanding anything in this Agreement to the contrary, if Executive's employment terminates on account of Disability, Executive shall be entitled to receive disability benefits under any disability program maintained by the Company that covers Executive, and Executive shall not receive benefits pursuant to Sections 4 and 5 hereof, except that, subject to the provisions of Section 7 hereof, the Executive shall also be entitled to the following benefits provided that Executive executes and does not revoke the Release:

                                        (i)         Employee acknowledges he and his family receive medical coverage under the Canadian medical health care insurance system and does not require medical insurance coverage provided by the Company and that COBRA provisions do not apply.

                                        (ii)        With respect to any outstanding Company stock options held by the Executive as of his Termination Date that are not vested and exercisable as of such date, the Company shall fully accelerate the vesting and exercisability of such stock options, so that all such stock options shall be fully vested and exercisable as of the Executive's Termination Date, such options (as well as any outstanding stock options that previously became vested and exercisable) to remain exercisable, via a cashless exercise or by regular exercise, notwithstanding anything in any other agreement governing such options, until the earlier of: (A) a period of one year after the Executive's Termination Date; or (B) the original term of the option.

                                 (b)        Termination on Account of Death. Notwithstanding anything in this Agreement to the contrary, if Executive's employment terminates on account of death, the beneficiary whom Executive has named to the Company as the party to receive his benefits, or otherwise Executive's estate, shall be entitled to receive death benefits under any death benefit program maintained by the Company that covers Executive, and the beneficiary whom Executive has named to the Company as the party to receive his benefits, or otherwise Executive's estate, shall not receive benefits pursuant to Sections 4 and 5 hereof, except that subject to the provisions of Section 7 hereof, the beneficiary whom Executive has named to the Company as the party to receive his benefits, or otherwise Executive's estate, shall be entitled to the following benefits provided that the beneficiary whom Executive has named to the Company as the party to receive his benefits, or otherwise Executive's estate, executes and does not revoke the Release:

                                        (i)        With respect to any outstanding Company stock options held by the Executive as of his death that are not vested and exercisable as of such date, the Company shall fully accelerate the vesting and exercisability of such stock options, so that all such stock options shall be fully vested and exercisable via a cashless exercise or by regular exercise, as of the Executive's death. Such options (as well as any outstanding stock options that previously became vested and exercisable) will remain exercisable by the beneficiary whom Executive has named to the Company as the party to receive his benefits, or otherwise Executive's estate, notwithstanding anything in any other agreement governing such options, until the earlier of: (A) a period of one year after the Executive's death; or (B) the original term of the option.

                                 (c)        Termination on Account of Cause. Notwithstanding anything in this Agreement to the contrary, if Executive's employment terminates by the Company on account of Cause, Executive shall not receive benefits pursuant to Sections 4 and 5 hereof.

                                 (d)        Termination on Account of Voluntary Resignation Without Good Reason. Notwithstanding anything in this Agreement to the contrary, if Executive's employment terminates on account of a resignation by Executive for no reason or any reason other than on account of Good Reason, Executive shall not receive benefits pursuant to Sections 4 and 5 hereof.

                   8.        No Mitigation Obligation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.

                    9.        Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any subsidiary prior to or following any Change in Control.

                   10.      Tax Matters

                                 (a)        Withholding of Taxes. The Executive shall be paid as a consultant to the Company and shall be allowed to designate the corporations to which his cash and shares compensation payments shall be made. Executive shall be responsible to pay all Canadian taxes which he may owe in Canada. In the event that the Company is required to withhold from any amounts payable under this Agreement for United States federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling, then the Executive shall be entitled to payments to compensate him for these United States withholdings, except to the extent to which he may deduct these United States tax withholdings from the currently due portion of Canadian taxes which he may owe related to this Agreement.

                                 (b)        Parachute Excise Tax. In the event that any amounts payable under this Agreement or otherwise to Executive would: (i) constitute "parachute payments" within the meaning of section 2800 of the Internal Revenue Code of 1986, as amended (the "Code"), or any comparable successor provisions, and (ii) but for this Subsection (b) would be subject to the excise tax imposed by section 4999 of the Code or any comparable successor provisions (the "Excise Tax"), then such amounts payable to Executive hereunder shall be either:

                                        (i)         Provided to Executive in full; or

                                        (ii)        Provided to Executive to the maximum extent that would result in no portion of such benefits being subject to the Excise Tax; whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Subsection (b) shall be made in writing in good faith by a nationally recognized accounting firm (the "Accountants"). In the event of a reduction in benefits hereunder, the reduction of the total payments shall apply as follows, unless otherwise agreed in writing and such agreement is in compliance with section 409A of the Code: (i) any cash severance payments subject to Section 409A of the Code due under this Agreement shall be reduced, with the last such payment due first forfeited and reduced, and sequentially thereafter working from the next last payment; (ii) any cash severance payments not subject to Section 409A of the Code due under this Agreement shall be reduced, with the last such payment due first forfeited and reduced, and sequentially thereafter working from the next last payment; (iii) any acceleration of vesting of any equity subject to Section 409A of the Code shall remain as originally scheduled to vest, with the tranche that would vest last (without any such acceleration) first remaining as originally scheduled to vest; and (iv) any acceleration of vesting of any equity not subject to Section 409A of the Code shall remain as originally scheduled to vest, with the tranche that would vest last (without any such acceleration) first remaining as originally scheduled to vest. For purposes of making the calculations required by this Subsection (b), the Accountants may make reasonable assumptions and approximations concerning applicable truces and may rely on reasonable, good-faith interpretations concerning the application of the Code and other applicable legal authority. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Subsection (b). The Company shall bear all costs that the Accountants may reasonably incur in connection with any calculations contemplated by this Subsection (b).

If notwithstanding any reduction described in this Subsection (b), the Internal Revenue Service ("IRS") determines that Executive is liable for the Excise Tax as a result of the receipt of amounts payable under this Agreement or otherwise as described above, then Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or, in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of such amounts equal to the Repayment Amount. The "Repayment Amount" with respect to the payment of benefits shall be the smallest such amount, if any, that is required to be paid to the Company so that Executive's net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable truces imposed on such payment) are maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in Executive's net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph. Executive shall pay the Excise Tax. Notwithstanding any other provision of this Subsection (b), if: (i) there is a reduction in the payment of benefits as described in this Subsection (b), (ii) the IRS later determines that Executive is liable for the Excise True, the payment of which would result in the maximization of Executive's net after-tax proceeds (calculated as if Executive's benefits had not previously been reduced), and (iii) Executive pays the Excise Tax, then the Company shall pay to Executive those benefits which were reduced pursuant to this Subsection (b) as soon as administratively possible after Executive pays the Excise Tax, so that Executive's net after-tax proceeds with respect to the payment of benefits are maximized.

                   11. Term of Agreement. This Agreement shall continue in full force and effect until the third anniversary of the Effective Date (the "Initial Term"), and shall automatically renew for additional one (1) year renewal periods (a "Renewal Term") if Executive is employed by the Company on the last day of the Initial Term and on each Renewal Term; provided, however, that within the sixty (60) to ninety (90) day period prior to the expiration of the Initial Term or any Renewal Term, at its discretion, the Compensation Committee may propose for consideration by Executive, such amendments to the Agreement as it deems appropriate. If Executive's employment with the Company terminates during the Initial Term or a Renewal Term, this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied or have expired.

                   12. Successors and Binding Agreement.

                                 (a)        The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

                                 (b)        This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. For the purposes of this Agreement, the Executive's personal representative for this Section 12, and designated as beneficiary for the purposes of Section 7(b), shall be the person(s) named in Exhibit B to this Agreement. This Agreement will supersede the provisions of any employment, severance or other agreement between the Executive and the Company that relate to any matter that is also the subject of this Agreement, and such provisions in such other agreements will be null and void.

                                 (c)        This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 12(a) and 12(b). Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest. or otherwise, other than by a transfer by the Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 12(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

                   13. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing, and which may be signed using Docusign, and will be deemed to have been duly given when hand delivered or dispatched by email or electronic facsimile transmission (with receipt thereof orally confirmed), or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx or UPS, addressed to the Company (to the attention of the Chief Executive Officer of the Company) at its principal executive office, or its operational office in California, and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt

Notice to the Executive:	John Dawe

Notice to Company:	President and CEO
KonaRed Corporation
1101 Via Callejon #200
San Clemente, CA 92673
Tel 808.212.1553
Email: shaun@konared.com

                   14. Section 409A of the Code.

                                 (a)        Interpretation. Notwithstanding the other provisions hereof. this Agreement is intended to comply with the requirements of section 409A of the Code, to the extent applicable. and this Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with section 409A of the Code and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. Any amount payable under this Agreement that constitutes deferred compensation subject to section 409A of the Code shall be paid at the time provided under this Agreement or such other time as permitted under section 409A of the Code. No interest will be payable with respect to any amount paid within a time period permitted by, or delayed because of, section 409A of the Code. All payments to be made upon a termination of employment under this Agreement that are deferred compensation may only be made upon a "separation from service" under section 409A of the Code. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive. directly or indirectly, designate the calendar year of payment.

                                 (b)        Payment Delay. To the maximum extent permitted under section 409A of the Code, the severance benefits payable under this Agreement are intended to comply with the "short-term deferral exception" under Treas. Reg. §l.409A- I (b)(4), and any remaining amount is intended to comply with the "separation pay exception" under Treas. Reg. §l.409A-l(b)(9)(iii); provided, however, any amount payable to Executive during the six (6) month period following Executive's Termination Date that does not qualify within either of the foregoing exceptions and constitutes deferred compensation subject to the requirements of section 409A of the Code, then such amount shall hereinafter be referred to as the "Excess Amount." If at the time of Executive's separation from service, the Company's (or any entity required to be aggregated with the Company under section 409A of the Code) stock is publicly-traded on an established securities market or otherwise and Executive is a "specified employee"(as defined in section 409A of the Code and determined in the sole discretion of the Company (or any successor thereto) in accordance with the Company's (or any successor thereto) "specified employee" determination policy), then the Company shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six (6) month period following Executive's Termination Date with the Company (or any successor thereto) for six (6) months following Executive's Termination Date with the Company (or any successor thereto).The delayed Excess Amount shall be paid in a lump sum to Executive within ten (10) days following the date that is six (6) months following Executive's Termination Date with the Company (or any successor thereto). If Executive dies during such six (6) month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of section 409A of the Code, such Excess Amount shall be paid to the personal representative of Executive's estate within sixty (60) days after Executive's death.

                          (c)        Reimbursements. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that: (i) any reimbursement is for expenses incurred during Executive's lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Any tax gross up payments to be made hereunder shall be made not later than the end of Executive's taxable year next following Executive's taxable year in which the related taxes are remitted to the taxing authority.

            15. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Nevada, without giving effect to the principles of conflict of laws of such State.

            16. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

            17. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto.

            18. Board Membership. At each annual meeting of the Company's stockholders prior to the Termination Date, the Company will nominate Executive to serve as a Secretary and Treasurer of the Company. Executive's service as Secretary and Treasurer will be subject to any required stockholder approval. Upon the termination of Executive's employment for any reason, unless otherwise requested by the Board, Executive agrees to resign from the position of Secretary and Treasurer (and all other positions held at the Company and its affiliates), and Executive, at the Board's request, will execute any documents necessary to reflect his resignation.

            19. Indemnification and D&O Insurance. Executive will be provided indemnification to the maximum extent permitted by the Company's and its subsidiaries' and affiliates' Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

            20. Employee Benefits. With the exception of medical health insurance, Executive will be eligible to participate in the Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time and on terms at least as favorable as provided to any other executive officer of the Company.

            21. No Duplication of Benefits. The benefits provided to Executive in this Agreement shall offset substantially similar benefits provided to Executive pursuant to another Company policy, plan or agreement.

            22. Survival. Notwithstanding any provision of this Agreement to the contrary, the parties' respective rights and obligations under Sections 4 and 5, will survive any termination or expiration of this Agreement or the termination of the Executive's employment for any reason whatsoever.

            23. Non-Compete. During the term of this agreement and for a period of one (1) year following the termination of this agreement, Executive shall not be employed by a direct competitor in the coffee fruit business, directly or indirectly.

            24. Arbitration. In the event of the breach of or a default under this Agreement by either party, the other party, in addition to any other rights or remedies under this Agreement, shall be entitled to injunctive relief and/or specific performance of this Agreement, either of which shall be sought from a court of competent jurisdiction within the State of Nevada. In the event either party’s Marks are in jeopardy of reputation, dilution, tarnishment, or other harm or damage that money damages cannot remedy alone, that party shall be entitled to temporary, preliminary, or permanent injunctive relief without bond. Any other dispute for breach of contract shall be brought by binding arbitration in Clark County, Nevada under the American Arbitration Association Rules. Arbitration shall not be commenced until expiration of a sixty (60) day cooling off period after notice of default, during which time the parties shall act in good faith to: (1) resolve the dispute; and (2) continue to perform under the Agreement. In any proceedings brought to enforce this Agreement or enjoin improper action or to recover damages, the prevailing party shall be entitled to recover its reasonable attorneys’ fees incurred with respect to those proceedings, in addition to any other damages or remedies allowed under applicable law.

            25. Release. In the event of a Termination for other than Cause, in acceptance of any applicable termination payments in this Agreement, Executive will provide a Release wherein Executive and his successors, heirs and assigns release and forever discharge the Company, any Company-sponsored employee benefit plans, and all related organizations and affiliates, and each of their respective past, present and future directors, officers, trustees, employees, agents and attorneys and all of their successors and predecessors (collectively “Releasees”), from, and covenant not to sue with respect to, any and all claims, damages, promises or expenses of whatever nature (including attorneys' fees and costs), either known or presently unknown, which Executive may now have, has ever had, or may in the future have, arising from or in any way connected with any and all matters from the beginning of time to the date of execution of this Agreement , including but not limited to any claims under any applicable state labor laws, the Civil Rights Act of 1964 and 1991 (including Title VII of that Act), the Equal Pay Act of 1963, the Older Workers Benefits Protection Act (29 U.S.C. § 626(f)), the Age Discrimination in Employment Act of 1967 (ADEA), the Americans with Disabilities Act of 1990 (ADA), the Fair Labor Standards Act of 1938 (FLSA), the Family and Medical Leave Act of 1993 (FMLA), the Worker Adjustment and Retraining Notification Act (WARN), the Employee Retirement Income Security Act of 1974 (ERISA), the National Labor Relations Act (NLRA), the Uniformed Services Employment and Reemployment Rights Act (USERRA), and all similar provincial, federal, state and local laws. Excluded from this release are claims Employee may have with regard to vested benefits under ERISA, worker's compensation claims or any other claim that may not be lawfully released in this Agreement.

            26. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

KonaRed Corporation

By: /s/ Shaun Roberts
        Shaun Roberts, President and CEO

Executive

By: /s/ John Dawe
        John Dawe, CFO, Secretary and Treasurer

Exhibit A

I. Year-End Adjustment:

In addition to being eligible for a Strategic Bonus, Executive will be eligible to receive increases to Annual Salary and Standard Bonus compensation rates at year-end, based on a determination by the CEO.

II. STRATEGIC BONUS PLAN:

In addition to the any other compensation, a Strategic Bonus will be awarded based on the following parameters:

Exhibit B

The Executive designates his beneficiary and/or personal representative for the purposes of Section 7(b) and Section 12 to be:

Contact:

Relationship: